Exhibit 10.9

AGREEMENT

     THIS AGREEMENT is made this 14th day of January, 2000 by and between Advanced Acoustic Concepts, Inc., a New York corporation with its principal offices located at 200 13th Avenue, Ronkonkoma, New York 11779-6820 ("AAC"), and Flight Safety Technologies, Inc., a Wyoming corporation with its principal offices located at One Spar Yard Street, New London, Connecticut 06320 ("FSTI").

     WHEREAS, in 1992, AAC acquired GR Associates, a Maryland corporation which employed Frank L. Rees ("Rees"); and

     WHEREAS, Rees was the inventor of an Invention entitled "UNICORN" (the "Invention"); and

     WHEREAS, Rees is currently employed by FSTI, and has assigned all of his rights and title to said Invention and all U.S. and foreign patent rights, if any ("Patent Rights"), to FSTI; and

     WHEREAS, AAC has asserted certain claims of ownership to the Invention; and

     WHEREAS, the parties hereto wish to allow FSTI to proceed with development and commercialization of the Invention free of any claims of ownership by AAC,

     WHEREAS, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.      Sale and Assignment of Invention. AAC hereby fully sells, assigns, and transfers to Rees and his heirs, executors, administrators and assigns, and specifically to his assignee FSTI, all of its rights, interest and title in and to the Invention and in and to any and all patents, whether United States or foreign, which at any time may be granted therefor, including any and all renewals, reissues, division and prolongations thereof herein referred to as Patent Rights. Said Patent Rights shall also include all future derivative, successor and follow on Inventions and Patent Rights.

     2.      Stock Issuance and Payments by FSTI. As full consideration and payment for release and assignment of all interests, if any, AAC has or may have in said Invention,

          (a)     Stock. Within ten (10) business days of the execution of this Agreement, FSTI shall issue to AAC fifty thousand (50,000) shares of its common stock; receipt of said stock is hereby acknowledged.

          (b)     Lump Sum Payment. Within ten (10) business days of FSTI, its subsidiaries, affiliates, having received revenues from sales of UNICORN Products of one million dollars ($1,000,000.00), FSTI will pay to AAC a net cash payment of one hundred fifty thousand dollars ($150,000.00).

          (c)     Continuing Royalties. Following said payment of $150,000.00, FSTI will pay to AAC a continuing royalty of three percent (3%) of all net sales (pre-tax) of UNICORN Products thereafter. For purposes of this Agreement, the term "net sales" shall mean all revenues received by FSTI from all sources, less any sales taxes actually paid by FSTI (and separately itemized on any billing statements or contracts), in connection with sales, contracts, leases, assignments, licenses, etc., of UNICORN Products over and above the initial UNICORN sales of One Million Dollars ($1,000,000.00) described in Section 2(b) above.

          3.     Cooperation by AAC. If requested by FSTI, AAC agrees to fully and promptly cooperate with and support Rees and FSTI to obtain all applicable Patent Rights in the Invention and to commercialize, including license or sale of said Patent Rights to third parties. AAC's reasonable and actual expenses incurred in providing such requested cooperation and support activities shall be reimbursed by FSTI or its assignees or licensees.

          4.     "UNICORN Products". For purposes of this Agreement, the term "UNICORN Products" shall mean

          (a)     "UNICORN" technology. UNICORN is an acronym for Universal Collision Obviation and Reduced Near-Miss system, which is described as a low-cost "sing-around" L-band impulse radar system with a critical range/range-rate triggered alarm and a simple spherical (8-sector) evasive action indicator for general aviation use. UNICORN technology shall include any and all developments and improvements to the Invention up to and including June 25, 1999.

          (b)     Further improvements and uses. All products and services which exploit the UNICORN technology, or contain any improvements to the Invention, or in the mode of using the Invention, or which in any way use UNICORN technology, either through patents or otherwise.

     5.     Payment of Lump Sum Payment and Continuing Royalties. FSTI shall at all times keep an accurate account of all operations and revenues relating to UNICORN and UNICORN Products, and shall render a full statement of the same in writing to AAC for each calendar quarter for as long as FSTI is in any way engaged in the development, production, sale, licensing or sublicensing of UNICORN or UNICORN Products, within 30 days of the end or such calendar quarter, and concurrently with the rendering of such statement pay to AAC the amount of earned royalties accrued during the corresponding calendar quarter. FSTI agrees that AAC shall have the right, at its own expense and not more than once in each three-month period, to examine the books of FSTI, solely for the purpose of verifying sales and revenue figures, royalty statements, and earned royalties. Provided, however, that prior to such time as UNICORN and UNICORN Products are generating any revenues, FSTI shall render a semi-annual written report outlining the activities and developments of the prior six months with respect to UNICORN and UNICORN Products.

     6.     Arbitration. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

     7.     Binding Agreement. This Agreement shall be binding upon and inure to the benefit of FSTI and AAC, their legal representatives, successors, heirs, and assigns.

     8.     Notices. All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or be made upon the respective parties at the addresses set forth hereinabove, with courtesy copies to:

For AAC:	Marc E. Miller, Esq. McLeod, Watkinson & Miller One Massachusetts Ave., N.W. Suite 800 Washington, D.C. 20001
For FSTI:	Glenn Carberry, Esq. Tobin, Carberry, O'Malley, Riley and Salinger 43 Broad Street P.O. Box 58 New London, CT 06320

     WHEREFORE, the parties have executed this Agreement on the date first above written.

ADVANCED ACOUSTIC CONCEPTS, INC. By: /s/ Michael Carnovale Michael Carnovale President

I, BRIAN BOYLE, do hereby certify that I am the duly elected and qualified Secretary of ADVANCED ACOUSTIC CONCEPTS, INC. ("Corporation") and do further certify that Michael Carnovale is the President of the Corporation and that he is authorized to execute contracts and agreements on behalf of the Corporation.

/s/ Brian Boyle Secretary

FLIGHT SAFETY TECHNOLOGIES, INC. By: /s/ Samuel A. Kovnat Samuel A. Kovnat Chairman and CEO

I, David Cryer, do hereby certify that I am the duly elected and qualified Secretary of FLIGHT SAFETY TECHNOLOGIES, INC. ("Corporation") and do further certify that Samuel A. Kovnat is the Chairman and CEO of the Corporation and that he is authorized to execute contracts and agreements on behalf of the Corporation.

/s/ David Cryer Secretary